Exhibit 10.7
TENNECO INC. CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN FOR KEY EXECUTIVES
As Amended and Restated Effective November 5, 2020
(the “Plan”)

The Plan was established by Tenneco Inc. (the “Company”) to induce key executives of the Company and its affiliates to enter into, or continue their services or employment with, and to steadfastly serve the Company and its affiliates if and when a Change in Control (as defined herein) is threatened, despite attendant career uncertainties, by committing the Company to provide severance benefits in the event their employment terminates as a result of a Change in Control. The Plan was established effective on November 4, 1999, was amended and restated and renamed effective December 12, 2007, and has been amended from time to time thereafter. The following provisions constitute an amendment, restatement and continuation of the Plan as of the date on which the Company Board (as defined herein) adopts the amendment and restatement, which date shall be the “Effective Date” of the Plan as set forth herein, which date is November 5, 2020.
1.Definitions. In addition to other terms defined herein, the following terms shall have the meaning specified below.
A.“Change in Control” means any of the following events (but no event other than one of the following events):
(1)any person, alone or together with any of its affiliates or associates, becomes the beneficial owner, directly or indirectly, of securities of the Company representing (A) thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities having general voting rights, or (B) forty percent (40%) or more of the Company’s then outstanding shares of Class A Common Stock and Class B Common Stock in the aggregate; provided, however, that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to this clause (1) solely because the requisite percentage of either the Company’s then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities having general voting rights is acquired by one or more employee benefit plans maintained by any of the Tenneco Companies; or
(2)members of the Incumbent Board cease to constitute a majority of the Company Board; or
(3)the consummation of any plan of merger, consolidation, share exchange or combination between the Company and any person, including without limitation becoming a subsidiary of any other person, or the consummation of any sale, exchange or other disposition of all or substantially all of the Company’s assets (any such transaction, a “Business Combination”) without all or substantially all of the persons who are the beneficial owners of the then outstanding shares of the common stock of the Company (“Outstanding Common Stock”) or of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination constituting the beneficial owners, directly or indirectly, of fifty percent (50%) or more of, respectively, the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be; or
(4)the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.]
B.“COBRA” means covered required by Section 4980B of the Internal Revenue Code or Sections 601 et. seq. of ERISA.
C.“Committee” means the Compensation Committee of the Company Board or any successor thereto.
D.“Company” means Tenneco Inc., a Delaware corporation, and any successors thereto as provided in Section 10.
E.“Company Board” means the Board of Directors of the Company.
F.“Confidential Information” means Trade Secrets as well as information acquired by the Key Executive in the course and scope of his or her activities during such Key Executive’s employment with the Tenneco Companies, including information acquired from third parties, that:
(1)is not generally known or disseminated outside the Tenneco Companies (such as non-public information);
(2)is designated or marked by any Tenneco Company as “confidential” or reasonably should be considered confidential or proprietary; or
(3)any Tenneco Company indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Tenneco Companies.
Without limiting the foregoing definitions, some examples of Confidential Information under the Plan include:
(1)    matters of a technical nature, such as scientific, trade or engineering secrets, “know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services;
(2)    information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about automotive devices or products of any Tenneco Company (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys; and
(3)    any other information or matters of a similar nature.
G.“Constructive Termination” will be deemed to have occurred if, upon or following the Change in Control, a Key Executive separates from service with all Tenneco Companies after the Tenneco Companies, by action or inaction, and without the Key Executive’s express prior written consent:
(1)materially diminish in any manner the Key Executive’s status, position, duties or responsibilities with the Tenneco Companies from those in effect immediately prior to the Change in Control (without limiting the generality of the foregoing, for purposes of this clause (1) a material diminution will be deemed to have occurred if the Key Executive does not maintain the same or greater status, position, duties and responsibilities with the ultimate parent corporation of a controlled group of corporations of which the Company is a member upon consummation of the transaction or transactions constituting the Change in Control);
(2)a material reduction in (i) the Key Executive’s annual rate of salary or wages as in effect immediately prior to the Change in Control, (ii) the Key Executive’s targeted annual cash incentive compensation under the Company’s annual incentive bonus plan for the calendar year completed immediately prior to the Change in Control, and/or (iii) the value of the Key Executive’s targeted annual long-term incentive award (including the material terms thereof, including vesting) for the calendar year completed immediately prior to the Change in Control (the components of compensation described in subparagraphs (i), (ii) and (iii) together “Total Compensation”); provided, however, that a material reduction for purposes of this clause (2) shall not be deemed to have occurred if (A) there is a material reduction in the components of compensation described in subparagraph (ii) and/or (iii) as applied to the Key Executive but the Key Executive’s annual rate of salary or wages is not reduced and the Key Executive’s Total Compensation is not materially reduced, or (B) the Key Executive’s Total Compensation (or any component thereof) is reduced as part of an overall cost reduction program that affects all similarly-situated employees of the Tenneco Companies and does not disproportionately affect the Key Executive (either as to amount or the components of Total Compensation that are reduced);

(3)cause a material reduction in (a) the level of aggregate Tenneco Companies-paid medical benefit, life insurance and disability plan coverages; or (b) the aggregate rate of Tenneco Companies-paid thrift/savings plan contributions and of Tenneco Companies-paid defined benefit retirement plan benefit accrual, from those coverages and rates in effect immediately prior to the Change in Control; provided, however, a material reduction for purposes of this clause (3) shall not be deemed to have occurred if a reduction as described in subclause (a) or (b) occurs as part of an overall cost reduction program that affects all senior executives of the Tenneco Company and does not disproportionately affect the Key Executive;
(4)effectively require the Key Executive to relocate because of a transfer of the Key Executive’s place of employment with the Tenneco Companies from the place where the Key Executive was employed immediately prior to the Change in Control (for purposes of the foregoing, a transfer of place of employment shall be deemed to require a Key Executive to relocate if such transfer is greater than 50 miles from the place where the Key Executive was employed immediately prior to the Change in Control); or
(5)materially breach any provision of the Plan.
Notwithstanding anything to the contrary in this Section 1(G), a Constructive Termination will not be deemed to have occurred unless the Key Executive delivers to the Company a written notice of the existence of a condition described in this Section 1(G) within 90 days after the Key Executive has actual knowledge of the existence of such condition, the Key Executive does not terminate his employment until the Key Executive has given the Company at least 30 days in which to cure the condition set forth in the written notice, and if such condition is not cured by the 30th day, the Key Executive’s terminates his or her employment for Constructive Discharge as of the expiration of the 30 day cure period.
In addition, a determination that a Key Executive has been Constructively Terminated for purposes of eligibility for benefits under this Plan shall be based solely on the criteria set forth in this Section 1(G) and the Key Executive’s eligibility or application for, or receipt of, any retirement benefits from any Tenneco Company following separation from service shall have no bearing on such determination.
H.“Disability” shall mean the permanent and total disability as determined under the rules and guidelines established by a Tenneco Company in order to qualify for long-term disability coverage under the Tenneco Company’s long-term disability plan in effect at the time.
I.“Discharge for Cause” shall be deemed to have occurred only if, on or following the Change in Control, a Key Executive is discharged by any of the Tenneco Companies from employment because:
(1)the Key Executive has engaged in serious misconduct or willfully or materially violated, or willfully or materially failed to comply with, the

Company’s Corporate Compliance Policies or Statement of Business Principles in his or her capacity as an employee of any of the Tenneco Companies; or
(2)the Key Executive has willfully and continually failed (unless due to incapacity resulting from physical or mental illness) to substantially perform the duties of his or her employment by any of the Tenneco Companies after written demand for substantial performance is delivered to the Key Executive by any of the Tenneco Companies specifically identifying the manner in which the Key Executive has not substantially performed such duties.
Notwithstanding the foregoing, a Key Executive shall not be deemed to have been Discharged for Cause unless a written notice has been delivered to the Key Executive stating that the Tenneco Companies have terminated the Key Executive’s employment, which notice shall include a resolution, adopted by at least a three-quarter’s vote of the Incumbent Board (after the Key Executive has been provided with reasonable notice and an opportunity, together with counsel, for a hearing before the entire Incumbent Board), finding that the Key Executive has engaged in the conduct set forth in clause (1) or (2) above.
J.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.
K.“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any regulations promulgated thereunder.
L.“Executive Group I” shall consist of the Chief Executive Officer of the Company.
M.“Executive Group II” shall consist of each individual,
(1)who is not a member of Executive Group I, and
(2)who, immediately prior to the Change in Control, is an employee of a Tenneco Company who is an executive assigned to the salary grade MKT;
N.“Executive Group III” shall consist of each individual,
(1)who is not a member of Executive Group I or II, and
(2)who, immediately prior to the Change in Control, is an employee of a Tenneco Company who is critical to the negotiation or consummation of a corporate transaction and who has been designated by the Chief Executive Officer of the Company, in writing before the Change in Control, with the approval of the Committee, as a member of Executive Group III. In no event shall Executive Group III contain more than ten (10) members.

O.“Executive Incentive Compensation Plan” means the Company’s annual bonus plan as in effect from time to time. As of the Effective Date, the Executive Incentive Compensation Plan is the “Tenneco Inc. Annual Incentive Plan”.
P.“Incumbent Board” means
(1)the members of the Company Board on the Effective Date, to the extent that they continue to serve as members of the Company Board; and
(2)any individual who becomes a member of the Company Board after the Effective Date, (a) upon the death or disability or retirement of, and as the successor to or replacement for, a member of the Company Board or (b) if his or her election or nomination for election as a director is approved by a vote of at least a majority of the then Incumbent Board, except that a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company shall not be considered a member of the Incumbent Board for purposes of this subclause (b).
Q.“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
R.“Key Executive” means an individual who, immediately prior to the Change in Control, is a member of Executive Group I, Executive Group II, or Executive Group III.
S.“Payments” means any payments or benefits provided hereunder and/or any other payments no matter the source, in any case that are paid or payable or distributed or distributable to a Key Executive in connection with a Change in Control as determined in accordance with Section 280G of the Internal Revenue Code.
T.“Restricted Covenant Agreement” means an agreement relating to noncompetition, nonsolicitation, and/or such other restrictive covenants in the Company’s standard form as in effect immediately prior to a Change in Control.
U.“Section 409A” means Section 409A of the Internal Revenue Code and regulations, guidance of general applicability and other interpretive authority issued thereunder.
V.“Stock Plans” means the Tenneco Inc. 2006 Long-Term Incentive Plan, as amended from time to time, and any other equity-based or stock-based plan, program or arrangement of a Tenneco Company, and any successors thereto.
W.“Tenneco Company” and “Tenneco Companies” mean the Company and any other trade or business of which a majority of the voting stock or equity interests are owned directly or indirectly by the Company (or their applicable successors).
X.“Threatened Change in Control” means (1) any publicly disclosed proposal, offer, actual or proposed purchase of stock or other action which, if consummated, would, in the opinion of the Incumbent Board, constitute a Change in Control, including the Company entering into an agreement, the consummation of which would result in a Change in Control or (2) the adoption of a resolution by the Incumbent Board that a Threatened Change in Control has occurred.
Y.“Threatened Change in Control Period” means the period beginning on the date a Threatened Change in Control occurs and ending on the earlier of (1) the date the proposal, offer, actual or proposed purchase of stock or other action is formally withdrawn or the Incumbent Board has determined that the circumstances which constituted the Threatened Change in Control no longer exist or (2) the date a Change in Control occurs.
Z.“Trade Secrets” mean information of special value, not generally known to the public that any Tenneco Company has taken steps to maintain as secret from persons other than those selected by any Tenneco Company.
For purposes of the definitions in Section 1 and the Plan, the terms “associate,” “affiliate,” “person,” and “beneficial owner” shall have the respective meanings set forth in Sections 3(a) and 13(d) Exchange Act and the regulations promulgated under Section 12 of the Exchange Act. For purposes of the Plan, the terms “separation,” “separation from service,” “termination,” “termination of employment,” and “discharge” and variations thereof, as used in the Plan, are intended to mean a separation from service or termination of employment that constitutes a “separation from service” under Section 409A.
2.Eligibility for Benefits. If (A) upon or within two years after a Change in Control, a Key Executive is separated from service as an employee with the Tenneco Companies (1) because the Key Executive is discharged by the Tenneco Companies, provided that such discharge is not a Discharge for Cause nor a discharge due to the death or Disability of the Key Executive, or (2) because of Constructive Termination, and (B) throughout the period beginning with the Change in Control and ending with such separation from service with the Tenneco Companies, the Key Executive remains an employee of the Tenneco Companies, such Key Executive shall be entitled to receive the benefits described in Section 3, payable in accordance with Section 4 below, to the extent applicable and subject to the terms and conditions of the Plan.
3.Severance Benefits. If a Key Executive becomes entitled to benefits pursuant to Section 2, the Key Executive shall be entitled to receive the following:
A.Executive Group I Cash Severance. If the Key Executive is a member of Executive Group I immediately prior to the Change in Control, a payment of a cash amount equal to three (3) times the sum of (1) the Key Executive’s annual base salary in effect immediately prior to the Change in Control, plus (2) the Key Executive’s targeted annual award under the Executive Incentive Compensation Plan as in effect immediately prior to the Change in Control.
B.Executive Group II Cash Severance. If the Key Executive is a member of Executive Group II immediately prior to the Change in Control, a cash amount equal to two (2) times the sum of (1) the Key Executive’s annual base salary in effect immediately prior to the

Change in Control, plus (2) the Key Executive’s targeted annual award under the Executive Incentive Compensation Plan as in effect immediately prior to the Change in Control.
C.Executive Group I Cash Severance. If the Key Executive is a member of Executive Group III immediately prior to the Change in Control a cash amount equal to one (1) times the sum of (1) the Key Executive’s annual base salary in effect immediately prior to the Change in Control, plus (2) the Key Executive’s targeted annual award under the Executive Incentive Compensation Plan as in effect immediately prior to the Change in Control.
D.Deferred Compensation. All deferred compensation (and earnings accrued thereon) credited to the account of a Key Executive under any deferred compensation plan, program or arrangement of the Tenneco Companies shall be paid to such Key Executive pursuant to and in accordance with the terms of such plan, program or arrangement.
E.Executive Incentive Compensation Plan. A cash amount equal to the sum of (1) any incentive compensation which has been allocated or awarded to such Key Executive under the Executive Incentive Compensation Plan for a completed calendar year or other measuring period preceding the Key Executive’s separation from service but has not yet been paid and (2) a pro rata portion to the date of the Key Executive’s separation from service with the Tenneco Companies of the aggregate value of all incentive compensation awards to such Key Executive under the Executive Incentive Compensation Plan for the current calendar year or other measuring period, calculated as if all conditions for receiving the targeted annual award amount with respect to all such awards had been met at the target level of performance as of the date of termination, notwithstanding any provision of the Executive Incentive Compensation Plan to the contrary.
F.Stock Plans. Any outstanding awards under the Stock Plans held by the Key Executive shall continue to be subject to the terms and conditions of the applicable Stock Plan and award agreement.
G.Benefits. The Key Executive and his or her eligible dependents, if any, shall continue to be covered by the health, life and disability plans applicable to similarly-situated active employees as in effect from time to time and subject to the rules thereof for the period described below. For persons entitled to Executive Group I benefits, and their eligible dependents, the period is three (3) years from his or her separation from service. For persons entitled to Executive Group II benefits, and their eligible dependents, the period is two (2) years from his or her separation from service. For persons entitled to Executive Group III benefits, and their eligible dependents, the period is one (1) year from his or her separation from service. This period of coverage will not count against the minimum period of health coverage required by COBRA and persons covered by this provision will be afforded their applicable COBRA rights at the end of the health coverage provided herein.
H.Outplacement. The Company shall provide each Key Executive with reasonable outplacement services at a cost not to exceed $25,000 during the twelve (12) months following his or her separation from service.

4.Time and Method of Payment. Subject to the terms and conditions of the Plan, the Company shall pay, or cause to be paid, the cash severance benefits under the Plan to the Key Executive in a single cash sum within 30 days following the Key Executive’s separation from service with the Tenneco Companies. Except for withholdings required by law to satisfy local, state, federal and foreign tax withholding requirements, no offset nor any other reduction shall be taken in paying such benefit.
5.Parachute Payments.
A.Reduction of Payments. If any portion of the Payments made to a Key Executive is subject to an excise tax under Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Payments shall be reduced by the Company to the extent necessary so that no portion of the Payments to the Key Executive is subject to the Excise Tax; provided, however, that such reduction shall apply only if such reduction would result in the Key Executive retaining an amount, determined after application of the Excise Tax on the Payments, that is greater than the amount the Key Executive would retain if the Payments were made without such reduction. Any reduction in the Payments shall be made in compliance with Section 409A.
B.Determination of Payments. The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and the Key Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 5, including the determination of the Payments and the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 5, the Accountants may make reasonable assumptions and approximations concerning the application of Internal Revenue Code Sections 280G and 4999. The Company and each affected Key Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 5. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.
6.Restrictive Covenant Agreement. As a condition of participation in the Plan or receiving benefits under the Plan, a Key Executive shall enter into a Restricted Covenant Agreement and shall agree to be bound by all of the applicable terms and conditions thereof. A Key Executive agrees to sign any updated or amended Restricted Covenant Agreement from time to time as requested by the Company.
7.Confidential Information.
A.Generally. During the period of a Key Executive’s employment with the Tenneco Companies and at all times thereafter, the Key Executive shall hold in secrecy for the Company all Confidential Information that may come to his or her knowledge, may have come to his or her attention or may have come into his or her possession or control while employed by a Tenneco Company (or otherwise performing services for any Tenneco Company). Notwithstanding the preceding sentence, the Key Executive shall not be required to maintain the confidentiality of any Confidential Information which (1) is or becomes available to the public or others in the industry generally (other than as a result of disclosure or inappropriate use, or caused, by the Key Executive in violation of this Section 7) or (2) the Key Executive is compelled to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena. Except as expressly required in the performance of his or her duties to the Tenneco Companies, the Key Executive shall not use for his or her own benefit or disclose (or permit or cause the disclosure of) to any person, directly or indirectly, any Confidential Information unless such use or disclosure has been specifically authorized in writing by the Company in advance. During the Key Executive’s employment and as necessary to perform his or her duties, the Company will provide and grant the Key Executive access to the Confidential Information. The Key Executive recognizes that any Confidential Information is of a highly competitive value and that the Confidential Information could be used to the competitive and financial detriment of any Tenneco Company if misused or disclosed by the Key Executive. Nothing in this Agreement prohibits a Key Executive from reporting possible violations of federal, state or other law to any governmental agency or entity or making other disclosures that are protected under whistleblower provisions of federal, state or other law.
B.Defend Trade Secrets. In compliance with 18 U.S.C. § 1833(b), as established by the Defend Trade Secrets Act of 2016, each Key Executive is given notice of the following: (A) that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (1) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of said individual and use the trade secret information in the court proceeding, if the individual (I) files any document containing the trade secret under seal; and (II) does not disclose the trade secret, except pursuant to court order.
8.Reasonableness; Remedies; . The Key Executive acknowledges, by accepting participation in the Plan, that each of the restrictions set forth in Section 7 is reasonable and necessary for the protection of the Company’s business and opportunities (and those of the Tenneco Companies) and that a breach of any of the covenants contained in Section 7, would result in material irreparable injury to the Tenneco Companies for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Accordingly, each Tenneco Company shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as all other remedies to which any Tenneco Company may be entitled, at law, in equity or otherwise, without the need for the posting of a bond or by the posting of the minimum bond that may otherwise be required by law or court order. .
9.Extension; Survival. By acceptance of participation in the Plan, the Key Executive agrees that the Company’s obligation to make any payments or provide any benefits under the Plan shall be suspended during the period of any breach or violation by the Key Executive of the covenants contained in Section 7 or the provisions of the Restricted Covenant Agreement. Each of the provisions of Section 7 and the Restricted Covenant Agreement is fundamental to the Company’s willingness to enter into this Plan and for it to provide for the severance and other benefits described in the Plan, none of which the Company was required to do prior to the date hereof. Further, it is the express intent and desire of the Company that each provision of Section 7 and the Restricted Covenant Agreement be enforced to the fullest extent permitted by law. If any part of Section 7, any provision of the Restricted Covenant Agreement, or any provision hereof, is deemed illegal, void, unenforceable or overly broad (including as to time, scope and geography), such provision shall be reformed to the fullest extent possible to ensure its enforceability or if such reformation is deemed impossible then such provision shall be severed from the Plan, but the remainder of the Plan and the Restricted Covenant Agreement (expressly including any other provision of Section 7 hereof) shall remain in full force and effect.
10.Successors and Assigns. No Key Executive may assign, transfer, convey, mortgage, hypothecate, or in any way encumber any benefit payable under the Plan, nor shall the Key Executive have any right to receive any benefit under the Plan except at the time, in the amount and in the manner provided in the Plan, provided that the rights of a Key Executive under the Plan may be enforced by the Key Executive’s heirs, dependents, beneficiaries and legal representatives. This Plan may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the “Company” under the provisions of the Plan. As used in the preceding sentence, the term “successor” shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase or otherwise, acquires all, or substantially all, of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all obligations under the Plan, which, except as herein provided, may not be assigned by the Company.
11.No Mitigation. It will be difficult, and may be impossible, for the Key Executive to find reasonably comparable employment following the termination of the Key Executive’s employment, and the protective provisions under Section 7 and the Restricted Covenant Agreement will further limit the employment opportunities for the Key Executive. The Key Executive shall not be required to seek other employment, or otherwise, to mitigate any payment provided under the Plan.
12.Plan Amendment and Termination. The Plan may be terminated or amended at any time by the Company Board provided that during a Threatened Change in Control Period, the Plan may not be terminated or amended in any manner that reduces the benefits to a Key Executives or adversely affects the rights of a Key Executive under the Plan. In the event of a Change in Control, no amendment, or termination, made on or after the date of the Change in Control shall apply to any Key Executive until the expiration of two years and thirty-one days from the date of the Change in Control.
13.Funding. The Company shall pay, or cause to be paid, any severance benefit under the Plan out of the general assets of the Tenneco Companies. Nothing contained herein shall preclude the Company from establishing a grantor trust through which assets to satisfy obligations under the Plan may be set aside to provide for benefit payments to Key Executives and their dependents or beneficiaries. Any assets or property held by such trust shall be subject to the claims of general creditors of the Company, but only upon the insolvency or bankruptcy of the Company and only to the extent that the assets or property held by such trust are attributable to contributions made by the Company. No person other than the Company shall, by virtue of the provisions of the Plan, have any interest in such funds.
14.Controlling Law. The Plan shall be interpreted under the laws of the State of Illinois, without regard to its conflicts of laws provisions, except to the extent that federal law preempts the laws of the State of Illinois.
15.Plan Administrator. The Board is the Plan Administrator, and it shall have the authority to control and manage the operation of this Plan with the authority to construe and interpret the Plan, and to conclusively determine all questions of eligibility to participate in the Plan and benefits payable hereunder, in its sole discretion. Notwithstanding the foregoing, the Company Board may delegate its duties hereunder to the Committee or to any other committee or individual as it determines appropriate.
16.Claims Procedures.
A.Claim Not Generally Required. Generally, it is not expected that a Key Executive will need to make a claim for benefits under the Plan. If, however, a Key Executive believes that he or she is entitled to payments and benefits under the Plan that are not provided to him or her, then the Key Executive may submit a claim to the Plan Administrator in writing.
B.Filing a Claim. If a Key Executive files a claim for benefits, the Key Executive will be notified of the Plan Administrator’s decision with respect to the claim within 90 days (which may be extended to 180 days, if required) of the date the claim is received. If the Plan Administrator requires an extension of time to respond to a claim, the Plan Administrator will provide the Key Executive with notice of the reason for the extension within the initial 90-day period and a date by which the Key Executive can expect a decision. A claim will be deemed denied if the Plan Administrator fails to notify the Key Executive within 90 days after receipt of the claim, plus any extension of time for processing the claim not to exceed 90 additional days, as special circumstances require.
C.Denial of Claim. If a claim for benefits is denied (or deemed to be denied), in whole or in part, the Plan Administrator will furnish the Key Executive with a written notice stating the specific reasons for the denial, specific reference to pertinent Plan provisions upon which the denial was based, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary and appropriate information concerning steps to take if the Key Executive wishes to submit the claim for review.
D.Review of Denied Claim. Within 60 days after the date of written notice denying any benefits, the Key Executive may request, in writing, a review of that decision. Such request for review may contain such issues and comments as the Key Executive wants considered in the review. The Key Executive may also review pertinent documents in the Plan Administrator’s possession.
E.Decision on Review of Denied Claim. The Key Executive will be notified of the Plan Administrator’s decision with respect to the appeal of a denied claim within 60 days (which may be extended to 120 days, if required) of the date the request for review of the denied claim is received. If the Plan Administrator requires an extension of time to review the appeal, the Plan Administrator will provide the Key Executive with notice of the reason for the extension within the initial 60-day period and a date by which the Key Executive can expect a decision. A claim will be deemed denied on appeal if the Plan Administrator fails to notify the Key Executive within 60 days after receipt of the claim, plus any extension of time for processing the claim not to exceed 60 additional days, as special circumstances require. This notice of denial will include the reasons for the denial and the specific provision(s) on which the denial is based. Any decision on final appeal will be final, conclusive and binding upon all parties.
17.Legal Fees and Costs. In the event a Key Executive initiates legal action to enforce his or her right to any benefit under this Plan, the Company shall pay all reasonable legal fees and costs incurred by the Key Executive in connection with such legal action, provided that the Key Executive prevails on any material issue that is the subject of the legal action. If the prevailing party is the Key Executive, the payment or reimbursement of legal fees and costs shall be made no later than two and one-half months after the end of the calendar year in which the right to such payment or reimbursement is no longer subject to a “substantial risk of forfeiture” (as such term is described under Section 409A).
18.Severability. If for any reason any provision or provisions of the Plan are determined invalid or unenforceable, the validity and effect of the other provisions of the Plan shall not be affected thereby.
19.Notices. Any notice required or permitted under the Plan shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent via U.S. mail or recognized overnight delivery service or sent via confirmed e-mail or facsimile to the other party at its address set forth below in this Section 19, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered, three business days after mailed via U.S. mail or one business day after it is sent via overnight delivery service or via confirmed e-mail or facsimile, as the case may be, to the following address:
If to the Company, the Company Board, any Tenneco Company or the Committee:
Tenneco Inc.
500 North Field Drive
Lake Forest, IL 60045
Attn. General Counsel

If to the Executive:

At the most recent address on file with the Company.

20.Nonduplication. A Key Executive shall be entitled to receive any greater, or otherwise more favorable, payments or benefits under any other plan, program or arrangement with a Tenneco Company under circumstances that would entitle the Key Executive to payments or benefits under the Plan, the benefits and payments under the other plan, program, or arrangement shall be reduced to the extent that payments and benefits are provided under Section 3 of the Plan; provided, however, that any such reduction shall be in done in a manner that does not result in an impermissible substitution or acceleration or further deferral of payments under Section 409A.
21.Section 409A Compliance. Notwithstanding any other provision of the Plan to the contrary:
A.Intent to Comply with Section 409A. It is intended that any amounts payable under this Plan shall either be exempt from or comply with Section 409A. The provisions of this Plan shall be construed and interpreted to in accordance with such intent.
B.Reimbursement of Expenses. To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Plan is subject to Section 409A, (a) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (c) Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
C.Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that the Company determines may be considered nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a separation from service or termination from employment within the meaning of Section 409A.
D.Specified Employees. If a Key Executive is a “specified employee” within the meaning of Section 409A as of the date of the Key Executive’s separation from service, then any payment or benefit pursuant to the terms of this Plan that is subject to Code Section 409A (and not subject to an exception from Section 409A) shall not be made until the first business day after (i) the expiration of six (6) months from the date of Key Executive’s separation from service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”).

IN WITNESS WHEREOF, the Company has caused the Plan to be executed on its behalf by its officer duly authorized, on the day and year set forth below.

TENNECO INC.
By             ___________
Its ___________________________